Exhibit 10.1

MIVA, Inc.
Policy for Compensation
For Independent Members of
The Board of Directors

Amended and Restated on December 13, 2007

This policy provides a compensation program for the independent members of the board of directors designed to adequately compensate them for their time and effort. Board members who do not qualify as independent directors under NASDAQ rules, as they are established from time to time, are not included in this program.

The overall goals of this policy are:

•	To align the interests of shareholders and directors and

•	To provide value to directors for value received.

The program provides for equity and cash payments. The equity payments are in the form of Restricted Stock Units (“RSUs”). Each RSU consists of the right to receive one share of stock upon reaching a vesting event, a predetermined point in time. At the request of a board member or pursuant to the terms of the RSU Agreement, the RSU may be settled partially in stock and partially in cash to facilitate the payment of any tax liability arising from settlement of the RSU.

One compensation scheme is applicable to all independent board members. A second scheme provides for additional compensation for the extra efforts and responsibilities for independent directors in the positions of chair and vice-chair of the board.

General Board Compensation

For their service on the board, independent board members are to be given an RSU grant, an annual cash retainer, and cash meeting stipends for participation in board and committee meetings. The RSU grant shall be for the whole number of shares that could be purchased for $40,000 based on the closing price of the company’s stock on the first trading day of the calendar year. The RSUs will vest at the rate of one-quarter (1/4) of the total at the end of the months of March, June, September, and December. The actual issuance of shares will take place at the end of each quarter. If an individual becomes an independent member of the board of directors or leaves the board after January 1 of a year, the RSU award dollar amount will be adjusted to a fractional portion of the full year dollar amount the numerator of which will be the number of months in which the individual will be on the board and the denominator of which is twelve (12). In the case of a new board member, the number of shares will be based on the closing stock price the last trading day preceding the date the individual becomes a member and the quarterly vesting will be based on the relative number of months to be served in the respective quarters of the remaining calendar year. In the case of a departing board member, the number of shares that will vest in the last quarter of service will be a fraction of the number of shares that otherwise would have vested the numerator of which will be the number of full months of service during the quarter and the denominator of which is 3. Any RSUs that are unvested as of the date of termination of service as a director are automatically forfeited.

The annual cash retainer that board members shall be entitled to receive is $20,000. The retainer shall be paid in quarterly installments of $5,000 each at the beginning of each fiscal quarter. This retainer shall be prorated for new board members in the same fashion as RSUs as described above. Terminating board members are not to receive any quarterly payments after termination.

The cash meeting stipends, which are to be paid at the end of each calendar quarter, are as follows:

Board meeting

$2,000 per board meeting attended in person.

$500 per board meeting attended telephonically

Committee meetings

$1,000 per committee meeting attended in person, except the audit committee chairman who shall receive $2,000 per meeting.

$500 per meeting attended telephonically, except for the audit committee chairman who shall receive $1,000 per meeting.

Chair and Vice-Chair Compensation

In addition to the general board compensation, the board members holding the position of chair and vice-chair of the board shall each be given the following additional RSU grant and cash stipend.

RSU grant

The RSU grant shall be for the whole number of shares that could be purchased for $15,000 based on the closing price of the company’s stock on the first trading day of the calendar year. The RSUs will vest at the rate of one-fourth (1/4) of the total at the end of each quarter of the calendar year.

Cash retainer

The cash retainer, one-fourth (1/4) of which is to be paid at the end of each calendar quarter of the year, shall be $15,000.

The RSU grant and cash retainer for a quarter during which a board member ceases to hold the position of chair or vice-chair, whatever the reason, shall be prorated in the same fashion as RSUs for a departing board member as described above. Any RSUs that are unvested or any cash retainer that is not due and payable as of the date of termination of service as the chair or vice-chair of the Board are automatically forfeited.

Effective Date

This amended policy is effective for the calendar year 2008 and later years until further amended.